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                                   EXHIBIT 11
                       FERRO CORPORATION AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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

                                                                  3 Months      3 Months
    (Dollars in thousands, except per share data)                   MARCH         MARCH
                                                                    1999          1998
                                                                    ----          ----
        BASIC:

            Weighted Average Common Shares Outstanding           35,011,194    37,388,190

            Net Income                                               17,101        17,055

            Less Preferred Stock Dividend, Net of Tax                  (952)         (944)
                                                                -----------   -----------
            Net Income  Available to Common Shareholders            $16,149       $16,111

        BASIC EARNINGS PER COMMON SHARE                               $0.46         $0.43


        DILUTED:

            Weighted Average Common Shares Outstanding           35,011,194    37,388,190

            Adjustments for assumed conversion of convertible
                   preferred stock and common stock options       3,608,272     4,403,857
                                                                -----------   -----------
                                                                 38,619,466    41,792,047

            Net Income                                              $17,101       $17,055

            Additional ESOP Contribution, Net of Tax                   (361)         (412)
                                                                -----------   -----------
            Adjusted Net Income                                     $16,740       $16,643


        DILUTED EARNINGS PER SHARE                                    $0.43         $0.40
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